EXHIBIT 99.2

Q2 2022

Good morning. I’m Dan O’Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company’s reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for Second Quarter 2022.

I’d like to update our Company condition and our product lines along with what, in our opinion, might occur in the third and fourth quarters of 2022. Then I will comment on our financials.

Covid virus: We are not experiencing problems due to the virus other than occasional mild cases in our employee ranks and shipping delays when Asian ports experience lockdowns.

Our NanoChem division: NCS represents more than 1/2 of the revenue of FSI. This division makes thermal poly-aspartic acid, called TPA for short, a biodegradable polymer with many valuable uses. NCS also manufactures SUN 27™ and N Savr 30™ which are used to reduce nitrogen fertilizer loss from soil. In 2022, NCS started toll operations using the spray dryer we installed over the last several years.

TPA is used in agriculture to significantly increase crop yield. It acts by slowing crystal growth between fertilizer ions and other ions in the soil resulting in the fertilizer remaining available longer for the plants to use.

TPA is also a biodegradable way of treating oilfield water to prevent pipes from plugging with mineral scale. TPA’s effect is that it prevents the scaling out of minerals that are part of the water fraction of oil as it exits the rock formation. Scale must be prevented to keep the oil recovery pipes from clogging.

TPA is sold as a biodegradable ingredient in cleaning products and as a water treatment chemical.

SUN 27™ and N Savr 30™ are nitrogen conservation products. Nitrogen is a critical fertilizer that can be lost through bacterial breakdown, evaporation and soil runoff.

SUN 27™ is used to conserve nitrogen from attack by soil bacterial enzymes that cause N2 evaporation while N Savr 30™ is effective at reducing nitrogen loss through leaching.

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ENP Division: ENP represents most of our other revenue. ENP is focused on sales into the greenhouse, turf and golf markets, while, our NCS sales are into row crop agriculture. The opening of the economy after the pandemic has affected ENP sales into the home gardening market, especially home cannabis, in a negative manner. We now expect 2022 sales to be similar to 2021. The programs we have put in place to reinvigorate growth at ENP will take until the end of the year to take effect.

The Florida LLC investment: Once again, this investment was profitable. The Company is focused on international sales into multiple countries all of which face different issues and respond in varied ways. Sales have been very strong in Q1 and Q2 this year and we see this continuing in the second half. However, the LLC is exposed to high cost of goods while experiencing difficulty passing all the costs to customers. As a result, margins are compressed and earnings may not reach historical levels until raw material prices abate.

Strategic investment in Lygos: In December 2020, FSI invested $500,000 in Lygos in return for equity. We made a second investment of $500,000 in June 2021. Lygos is using the investment to develop a microbial route to aspartic acid using sugar as a feedstock. FSI will be the major user of aspartic acid derived this way and believes that sustainable aspartic acid will allow us to obtain large new customers and develop valuable new products. Lygos’ scientific team have already successfully developed other organic acids from sustainable feedstock and are recognized as one of the world leaders in synthetic biology by their peers in industry and academia. We have high confidence in their ability to achieve sustainable aspartic acid through a fermentation route. Once this route is fully developed, we plan to work with Lygos to build capacity and produce aspartic acid which we can then polymerize into sustainable polyaspartates.

Merger with Lygos

On April 18th FSI and Lygos announced their intent to merge subject to shareholder approval. Details of this plan are included in the news release from that day. The Companies have filed an even more detailed document with the Securities Commission called an S-4. This document is publicly available at www.sec.gov. If you have questions regarding the merger, please consult the S-4.

Q3 and Q4 2022

TPA, SUN 27™ and N Savr 30™ for agricultural use have peak uptake in Q1 and Q2. This year is somewhat different due to high crop and fertilizer prices. We saw increased interest in our products and stronger ordering. Maintaining inventory to service customers remains key to maximizing sales and, as one would expect, shipping delays are not helping. To date, our preordering of inventory has made sure that no sales have been lost. If historical behaviors recur in second half 2022, we would expect slightly lower revenue compared to first half but continued increases compared to year earlier periods.

Oil, gas and industrial sales of TPA experienced increased sales in late Q4 21 and into Q1 22. This was driven by shortfalls of competing products and high oil prices. This continued in Q2 and is evident in Q3 so far but we don’t consider it a permanent effect.

Tariffs: Since Sept 30th 2018, several of our raw materials imported from China have included a 10% additional tariff which rose to 25% in 2019. International customers are not charged the tariffs because we have applied for the export rebates available to recover the tariffs. The accumulating tariff payments to the Government are affecting our cost of goods, our cash flow and our profits negatively until the rebates are received. Rebates can take many years to arrive; we submitted our initial applications more than 3.5 years ago. The total dollar amount due back to us now exceeds $1 MM and continues to increase. The rebates will increase profitability and cash flow while decreasing cost of goods for the future quarters in which the rebates are received. We learned 9.5 months ago that our application has been sent to a government lab so that our formula-based calculations can be verified. We were promised a 30-day response period about 90 days ago.

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Shipping and Inventory: Ocean shipping from Asia to the US and ocean shipments from the US to international ports are slightly quicker than Q1 but still very slow and prices per container remain more than triple normal. Land transport inside the US is also taking much longer than usual and pricing is extremely high. We are doing our best to cope with shipping issues by ordering far ahead but we warn that some disruption will be unavoidable and some of the extra costs will have to be borne by us in order to retain customers.

Raw material prices have also increased substantially over the last 12 months. Passing price increases along to customers can take several months and result in temporarily constrained margins. As we finished raising customer prices related to raw materials increases in Q4 21 and Q1 22, new increases were imposed on us and we are working with our customers on pricing again. We still expect revenue, operating cash flow and profit to grow as fast or faster than it did in 2021 but inflationary forces may keep us in a position where selling prices lag cost increases most of the time.

Highlights of the financial results:

We are very pleased with the results for Q2. Year over year revenue and operating cash flow were all up significantly. Net profit also exceeded the comparable 2021 amount and was a quarterly record. During Q2 we incurred about $350,000 in merger activity costs due to professional fees. If these costs were not present, our Q2 profits would have been approximately 2 cents per share higher. Merger costs are expected to be much lower in Q3. We estimate that year over year growth in revenue, cash flow and profits will continue in Q3 and Q4.

Sales for the quarter increased 31% to 11.17 million, compared with 8.54 million for Q2 2021.

Profits: The result is a profit of $1.66 million or 13 cents per share in 2022, up from a gain of $1.18 million or 10 cents per share, in 2021.

Operating Cash Flow: This non-GAAP number is useful to show our progress with non-cash items removed for clarity. For Q1 and Q2 combined, it was $4.56 million or 37 cents per share up from $3.29 million or 27 cents per share in Q1/Q2 2021.

Long term debt: We continue to pay down our long-term debt according to the terms of the loans. However, we have consolidated all our debt for ENP and NCS with Stock Yards Bank. This has resulted in increased lines of credit with lower interest rates and reduced interest rates on our term debt. At the same time, we bought all the units we did not already own in ENP Peru Investments LLC and guaranteed the mortgage held by the LLC. The LLC owns the 5 acres and 60,000’ building on the SW corner of our Peru IL factory. This action returns full ownership of the 20-acre parcel to FSI and the mortgage is at favorable terms. Funds to pay the mortgage are obtained by charging NCS and ENP rent on the building.

Working capital is adequate for all our purposes and is increasing continuously as we book retained profit from sales. We have lines of credit with Stock Yards Bank for the ENP and NCS subsidiaries. We are confident that we can execute our plans with our existing capital. The equity investment in Lygos was made with cash on hand through FSL, our Canadian operating company.

The text of this speech will be available as an 8K filing on www.sec.gov by Wednesday, Aug 17th. Email or fax copies can be requested from Jason Bloom at Jason@flexiblesolutions.com. Thank you, the floor is open for questions.

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